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Exhibit 99.1

[Qwest Logo]

QWEST COMMUNICATIONS INTERNATIONAL INC. ANNOUNCES INTENTION TO FILE MOTION TO DISMISS COMPLAINT

DENVER, December 6, 2002—Qwest Communications International Inc. (QCII) (NYSE: Q) announced today that in connection with its previously announced private offer to exchange (the "Exchange Offer") outstanding debt securities of Qwest Capital Funding, Inc. (QCF), its wholly-owned subsidiary, in a private placement for new debt securities, a complaint has been filed in the United States District Court for the Southern District of New York against QCII, QCF and Qwest Services Corporation and certain named individual defendants.

The complaint, purporting to have been filed on behalf of a group of undisclosed QCF noteholders, alleges, among other things, with respect to the Exchange Offer and the related Confidential Offering Memorandum, violations of the Securities Exchange Act of 1934, and breaches of fiduciary duties and duties of good faith and fair dealing. The purported complainants seek injunctive relief, costs and an undisclosed amount of monetary damages. QCII also received a letter from the law firm purporting to represent the complainants, requesting that QCII immediately commence negotiations with the complainants to restructure QCII's balance sheet and extend the expiration date for the Exchange Offer for 60 days.

Although there can be no assurance as to the ultimate outcome of this litigation, QCII believes the claims made in the complaint are without merit and intends to immediately file a motion to dismiss the complaint. QCII has separately informed the purported complainants' law firm that it intends to vigorously oppose any action that seeks to derail or delay the Exchange Offer, that it will not enter into negotiations with the complainants and that it will pursue all legal rights and remedies to ensure that the interests of Qwest and its various constituencies, including all noteholders (not just those the firm purports to represent) are protected.

The company has prepared and is distributing a supplement to the Confidential Offering Memorandum to update all qualified noteholders on this litigation. Qualified noteholders who desire a copy of the supplement may contact Mellon Investor Services, the information agent for the offer, toll free at (866) 293-6625.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 53,000-plus employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303 992-2155 tyler.gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

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  Exhibit 99.1